Exhibit 99.1

Bellicum Pharmaceuticals Provides Operational Update and Reports Financial Results for Fourth Quarter and Year Ended December 31, 2015

BPX-501 clinical data reported at ASH 2015 demonstrated disease-free outcomes in patients with genetic diseases
Three novel product candidates planned to initiate Phase 1 studies in 2016
Management to host conference call and webcast today at 5 p.m. Eastern

HOUSTON, TX-March 14, 2016 - Bellicum Pharmaceuticals, Inc. (Nasdaq:BLCM), a clinical stage biopharmaceutical company focused on discovering and developing novel cellular immunotherapies for cancers and orphan inherited blood disorders, today reported financial results for the fourth quarter and full year ended December 31, 2015, and provided an update on the Company's recent progress.

“In 2015, Bellicum made significant progress across all of our T-cell immunotherapy programs, reporting positive interim results with our lead product candidate BPX-501, and advancing our CAR T and TCR programs,” said Tom Farrell, Bellicum’s President and Chief Executive Officer. “Data presented at ASH from the BP-004 clinical trial with BPX-501 demonstrated disease-free outcomes in pediatric patients with genetic blood diseases. We believe that BPX-501, which was recently granted orphan drug designation by the FDA, could represent a vital treatment option for the many patients for whom a transplant is recognized as the preferred treatment, but who are not treated because they lack a perfect match donor.”

Continued Mr. Farrell, “Building on this momentum, we look forward to achieving important milestones in 2016, with data updates from the BPX-501 program expected to be presented at several medical meetings. We also expect to launch Phase 1 clinical trials of three novel product candidates: BPX-701 and BPX-601 in mid-2016, and BPX-401 in the second half of 2016. The BPX-701 and BPX-601 programs were reviewed at the March 10th meeting of the National Institutes of Health (NIH) Recombinant DNA Advisory Committee (RAC) and we were pleased with the engaging discussion and meeting outcomes.”

2015 HIGHLIGHTS AND CURRENT UPDATES
DEVELOPMENT PROGRAMS
BPX-501
Adjunct T-cell therapy administered after allogeneic hematopoietic stem cell transplantation (HSCT), using genetically modified donor T cells incorporating our CaspaCIDe® safety switch, is being evaluated in malignant and nonmalignant blood diseases.

•	Enrollment in Phase 1/2 BP-004 clinical trial continues at strong pace, with 63 pediatric patients enrolled in the E.U. and 12 patients enrolled in the U.S. to date.

•
Granted orphan drug designation by the FDA for the combination of BPX-501 genetically modified T cells and activator agent rimiducid as “replacement T-cell therapy for the treatment of immunodeficiency and Graft versus Host Disease after allogeneic hematopoietic stem cell transplant.”

•
Reported interim data from ongoing BP-004 trial, demonstrating disease-free outcomes in pediatric patients with genetic blood diseases who had undergone HSCT followed by BPX-501 donor T-cell replacement. Presented at the 57th Annual Meeting of the American Society of Hematology (ASH) in December 2015, the data showed that treated patients achieved immune recovery significantly faster than historical control subjects not given BPX-501, as well as a significant reduction in time to hospital discharge (21 days sooner vs. historical controls) and reduced re-hospitalizations. In addition, none of the patients had developed chronic GvHD and no patient died of transplantation-related complications. Of the 39 patients treated (as of Nov. 30, 2015), 21 had genetic blood diseases, including Fanconi anemia, beta thalassemia, SCID and Wiskott-Aldrich Syndrome, and 18 had blood cancers.

•
DOTTI study clinical data published in BLOOD highlighted safety and effectiveness of CaspaCIDe-modified T-cell add-back. Results of a 12-patient investigator-sponsored trial conducted by Baylor College of Medicine demonstrated that the add-back led to improved immune reconstitution and infection control. The data also showed that GvHD can be rapidly controlled and resolved by administration of rimiducid, and that the productive anti-viral cells remain, repopulate and maintain immunity.

•
U.S. patent issued to Baylor College of Medicine for technology exclusively licensed to Bellicum. The patent, issued for methods of inducing selective apoptosis of cells, extends Bellicum’s proprietary rights to the use of its lead product candidate until at least 2031.

BPX-701
High affinity T cell receptor (TCR) product candidate, incorporating our CaspaCIDe safety switch, is designed to target malignant cells expressing the preferentially-expressed antigen in melanoma (PRAME).

•
Bellicum continues to advance its next-generation, proprietary TCR product candidate targeting PRAME. The Company licensed the PRAME-specific TCR technology from Leiden University Medical Center in April 2015 and is preparing for the start of clinical trials for the initial planned indications of Refractory or Relapsed Acute Myeloid Leukemia (AML) and Myelodysplastic Syndromes (MDS), with an additional clinical trial planned for metastatic uveal melanoma. Each of these are orphan indications in which PRAME is highly expressed and for which current treatment options are limited.

BPX-601
GoCAR-T™ product candidate, containing proprietary iMC (inducible MyD88/CD40) activation switch, is designed to treat solid tumors expressing prostate stem cell antigen (PSCA).

•
Continued to advance the Company’s first GoCAR-T product candidate toward the clinic. The planned indication for the initial Phase 1 study is non-resectable pancreatic cancer. Preclinical data reported at ASH 2015 showed robust anti-tumor activity, and enhanced T-cell proliferation and persistence compared to traditional CAR T constructs.

•	Obtained an exclusive global license from Agensys for adoptive cell therapies targeting tumors expressing PSCA.

BPX-401
CIDeCAR™ product candidate, incorporating novel, proprietary MC costimulatory domain and CaspaCIDe® safety switch, is designed to target blood cancers expressing CD19.

•
Presented preclinical data at ASH 2015 highlighting the potent anti-tumor effects of BPX-401. The preclinical in vivo results showed that tumors can be eliminated quickly and safely with CIDeCAR cells. Notably, BPX-401 elicited dose-dependent elevation of cytokines, analogous to cytokine release syndrome, but cytokine levels were rapidly normalized upon administration of rimiducid, without loss of tumor control.

CORPORATE UPDATES

•
Committed to build-out of in-house U.S. manufacturing capabilities. The Company leased an additional 27,000 square feet at its current location and completed the design phase for the build-out of manufacturing space. The facility is designed to support the efficient manufacturing of our novel cellular immunotherapies for clinical trials and early commercial requirements.

•
Recently closed on a debt financing agreement with Hercules Capital to support the build-out of the Company’s U.S. manufacturing facilities. Under the loan terms, Bellicum can borrow up to $30 million, of which the final $10 million tranche is contingent upon achievement of specified milestones and approval by Hercules’ investment committee.

ANTICIPATED 2016 MILESTONES

BPX-501

•
Expect to provide an update on the nonmalignant patient cohort from the BP-004 clinical trial, as well as initial data for patients with blood cancers treated at the lead European clinical trial site, during the 42nd Annual Meeting of the European Society for Blood and Marrow Transplantation (EBMT) which takes place April 3 - 6, 2016.

•
Expect to meet with regulators in Europe and the U.S. in the second quarter of 2016, with the goal of defining the path to regulatory filing and approval initially for nonmalignant pediatric genetic diseases.

•	Anticipate presenting updated data from the BPX-501 program at ASH in December 2016.

BPX-701

•	Expect to begin enrolling patients in a Phase 1 clinical trial for refractory or relapsed acute AML and MDS in mid-2016.

BPX-601

•	Expect to begin enrolling patients in a Phase 1 clinical trial in mid-2016 for non-resectable pancreatic cancer.

BPX-401

•	Expect to move a CIDeCAR product candidate directed to the CD19 antigen into the clinic in the second half of 2016.

Corporate

•	Expect to complete build-out of the U.S. cGMP viral vector and cellular therapy manufacturing facility by the end of 2016.

•	Expect to establish a European presence and initiate activities in anticipation of the potential commercialization of BPX-501 in future years.

Fourth Quarter and Full Year 2015 Financial Results

Cash Position and Guidance: Bellicum ended the year on December 31, 2015 with cash and investments totaling $150.4 million, compared to $191.6 million at December 31, 2014. Based on current operating plans and capital available under its loan facility, Bellicum expects to end 2016 with approximately $80 to $90 million in cash, cash equivalents and investments, and anticipates that current cash resources will be sufficient to meet operating requirements through 2017. The Company also expects that in 2016 it will invest approximately $25 to $30 million for capital projects to enable in-house U.S. manufacturing and to support the Company’s growth.

Grant Revenues were $34,000 and $282,000 for the fourth quarter and year ended December 31, 2015, respectively, and $14,000 and $1,780,000 during the comparable periods in 2014. The decrease in full year 2015 grant revenues was primarily due to the June 2014 expiration of the Company’s grant award from the Cancer Prevention and Research Institute of Texas.

R&D Expenses: Research and development expenses were $10.2 million and $33.6 million for the fourth quarter and year ended December 31, 2015, respectively, compared to $4.2 million and $12.1 million during the comparable periods in 2014. The higher expenses in the 2015 periods were primarily due to an increase in BPX-501 clinical and manufacturing costs as a result of increased patient enrollment in clinical trials, an increase in costs related to preclinical product candidates BPX-701, BPX-601 and BPX-401’s IND-enabling activities, and an increase in general research and development costs including personnel costs, and allocated overhead.

License fees were $3.0 million and $3.2 million for the fourth quarter and year ended December 31, 2015, respectively, compared to no license fees in 2014. The increase in fees was primarily due to a new license agreement with Agensys, an affiliate of Astellas, as consideration for rights granted to Bellicum under the agreement related to its BPX-601 product candidate, whereby Agensys was paid a non-refundable upfront fee of $3.0 million.

G&A Expenses: General and administrative expenses were $3.8 million and $12.7 million for the fourth quarter and year ended December 31, 2015, respectively, compared to $2.0 million and $4.3 million during the comparable periods in 2014. The increased G&A expenses in 2015 were primarily due to overall growth and public company related costs, including an increase in personnel, legal and accounting expenses and costs related to facilities, insurance and travel.

Net Loss: Bellicum reported a net loss of $16.8 million for the fourth quarter of 2015 and $48.5 million for the year ended December 31, 2015, compared to a net loss of $74.3 million and $84.0 million for the comparable periods in 2014. The net loss amounts for the 2014 periods included a charge of $43.2 million incurred in the fourth quarter of 2014 in conjunction with the ARIAD license restructure transaction and a non-cash accounting charge of $24.4 million recorded for the change in fair value of warrants that were exercised in conjunction with Bellicum’s December 2014 initial public offering, of which $23.2 million was a fourth quarter expense. The results also included non-cash, share-based compensation charges of $2.5 million and $8.4 million for the fourth quarter and year ended December 31, 2015, respectively, and $0.7 million and $0.9 million for the comparable periods in 2014.

Shares Outstanding: At December 31, 2015, Bellicum had 26,931,881 shares of common stock outstanding.

Conference Call and Webcast
Bellicum management will host a webcast and conference call at 5:00 p.m. Eastern today to discuss the financial results. To access the call, participants should dial (855) 779-9069 (U.S. domestic) and (631) 485-4863 (international) at least 10 minutes prior to the start of the call, using Conference ID number 56260633. The event will be webcast live and can also be accessed in the Investor and Media section of bellicum.com. An archived version of the webcast will also be available for replay in the Investor and Media section of the Bellicum website for at least two weeks following the call.

About Bellicum Pharmaceuticals
Bellicum is a clinical stage biopharmaceutical company focused on discovering and developing cellular immunotherapies for cancers and orphan inherited blood disorders. Bellicum is using its proprietary Chemical Induction of Dimerization (CID) technology platform to engineer and control components of the immune system. Bellicum is developing next-generation product candidates in some of the most important areas of cellular immunotherapy, including hematopoietic stem cell transplantation (HSCT), and CAR T and TCR cell therapies. More information can be found at www.bellicum.com.

Forward-Looking Statement
This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as "predicts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the timing of our clinical trials and of our research and development activities relating to BPX-501, BPX-701, BPX-601 and BPX-401; the effectiveness and success of our research and development activities relating to our CaspaCIDe, CIDeCAR and GoCAR-T platforms; and the effectiveness of BPX-501, BPX-701 BPX-601, and BPX-401 and their possible range of applications and potential curative effects and safety profiles; and the timing and success of our manufacturing facilities build-out. Various factors may cause differences between Bellicum’s expectations and actual results as discussed in greater detail in Bellicum’s filings with the Securities and Exchange Commission, including without limitation, under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2014 and our Report on Form 10-Q for the three and nine months ended September 30, 2015. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

CONTACTS
Investors:
Alan Musso, CFO
Bellicum Pharmaceuticals
832-384-1116
amusso@bellicum.com
or
Media:
Brad Miles
BMC Communications
646-513-3125
bmiles@bmccommunications.com

BELLICUM PHARMACEUTICALS, INC.
Condensed Balance Sheets
(in thousands)

			December 31, 2015	December 31, 2014

Current Assets:
Cash and cash equivalents			$70,241	$191,602
Investment securities, available-for-sale - short-term			23,820	—
Receivables and other current assets			2,829	1,620

Non-Current Assets:
Investment securities, available-for-sale, long-term			56,304	—
Property and equipment, net			6,882	2,427
Other assets, net			330	145
Total assets			$160,406	$195,794

Current Liabilities:
Accounts payable and other accrued liabilities			7,186	3,372
Other current liabilities			259	264

Long-Term Liabilities:
Other liabilities, net of current portion			944	522

Total Stockholders' Equity			152,017	191,636
Total liabilities and stockholders' equity			$160,406	$195,794

BELLICUM PHARMACEUTICALS, INC.
Condensed Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Grant Revenues	$34	$14	$282	$1,780

Operating Expenses:
Research and development	10,223	4,190	33,561	12,071
License costs	3,000	—	3,184	—
ARIAD license restructuring	—	43,212	—	43,212
General and administrative	3,816	2,003	12,672	4,335
Total operating expenses	17,039	49,405	49,417	59,618
Operating loss	(17,005)	(49,391)	(49,135)	(57,838)

Change in fair value of warrant liability	—	(23,174)	—	(24,371)
Interest income (expense), net	157	(1,733)	587	(1,756)
Net Loss	$(16,848)	$(74,298)	$(48,548)	$(83,965)
Preferred stock dividends	—	—	—	(1,432)
Net loss attributable to common shareholders	$(16,848)	$(74,298)	$(48,548)	$(85,397)

Net loss per share attributable to common shareholders, basic and diluted	$(0.63)	$(18.78)	$(1.84)	$(34.04)

Weighted-average common shares outstanding, basic and diluted	26,770,194	3,955,345	26,346,603	2,508,960